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                                                                     EXHIBIT 5.1
                                  [LETTERHEAD]

Flextronics International Ltd.
11 Ubi Road 1, #07-01/02,
Meiban Industrial Building,
Singapore 408723.                                           19th September, 2000

Dear Sirs,

                      REGISTRATION STATEMENT ON FORM S-8 OF
                 FLEXTRONICS INTERNATIONAL LTD. (THE "COMPANY")

1. At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement") filed or to be filed by the Company with the Securities and Exchange Commission on or about 19th September, 2000 in connection with the registration under the Securities Act of 1933, as amended, of:-

        (a) an aggregate of 225,291 ordinary shares of S$0.01 each in the capital of the Company ("Ordinary Shares") (the "Chatham Option Shares") subject to issuance by the Company upon the valid exercise of subscription rights represented by outstanding share options deemed to have been granted under the Chatham Technologies, Inc. Stock Option Plan adopted by the Company (the "Chatham Plan"); and

        (b) an aggregate of 489,396 Ordinary Shares (the "1997 Chatham Option Shares") subject to issuance by the Company upon the valid exercise of subscription rights represented by outstanding share options deemed to have been granted under the 1997 Stock Option Plan of Chatham Technologies, Inc. adopted by the Company (the "1997 Chatham Plan"),

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               (the Chatham Option Shares and the 1997 Chatham Option Shares are
               hereinafter collectively referred to as the "Option Shares").

2. As your Singapore counsel, we have examined the proceedings taken by the Company in connection with:-

        (a) the adoption of each of the Chatham Plan and the 1997 Chatham Plan; and

        (b) the allotment and issuance of new Ordinary Shares arising from the exercise of the subscription rights represented by outstanding share options deemed to have been granted under each of the Chatham Plan and the 1997 Chatham Plan respectively (the "Company's Allotment Procedures").

3. We have also made such other examinations of law and fact as we have considered necessary in order to form a basis for the opinion hereafter expressed.

4.      Based on the foregoing and assuming that:-

        (a) the total issued and paid-up share capital of the Company consequent upon the issue of the Option Shares from time to time will not exceed the authorised share capital of the Company at any time; and

        (b)    there shall be subsisting a valid authority given pursuant to
               Section 161 of the Singapore Companies Act, Chapter 50 in respect of the issue of the Option Shares from time to time,

        we are of the opinion that the Option Shares allotted and issued by the Company (i) upon the exercise of the subscription rights represented by outstanding share options deemed to have been granted, under each of the Chatham Plan and the 1997 Chatham Plan in accordance with their respective terms against full payment of the applicable exercise price,
        (ii) pursuant to the Company's Allotment Procedures, and (iii) represented by share certificates issued by the Company in respect of such Option Shares, will be legally issued and fully-paid.

5. We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement and any amendments thereto.

                                                            Yours faithfully,

                                                            /s/ Allen & Gledhill